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                                                                    EXHIBIT 99.1

                     VECTOR GROUP LTD. TO SELL $150 MILLION
                         CONVERTIBLE SUBORDINATED NOTES

MIAMI, FL, JUNE 29, 2001 -- Vector Group Ltd. (NYSE: VGR) announced today the pricing of $150 million of 6.25% Convertible Subordinated Notes due 2008 (the "Notes") through a private offering to qualified institutional investors. The initial purchaser also has an option to purchase an additional $22.5 million of Notes to cover over-allotments.

The Notes will accrue interest at 6.25% per annum and will be convertible into Vector common stock, at the option of the holder, at an initial conversion price of approximately $36.53 per share.

Vector intends to use the net proceeds of the issuance to fund the planned advertising and promotion of Vector Tobacco's new OMNI and OMNI Nicotine Free cigarette products and for other general corporate purposes (including possible acquisitions). The closing of the offering is subject to customary closing conditions.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes. Any offer of the Notes will be made by means of a private offering circular.

The Notes and the common stock issuable upon conversion thereof have not been registered under the Securities Act of 1933, as amended, or any state securities laws. Unless so registered, the Notes and the common stock issuable upon conversion of the Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates", "believes", "estimates", "expects", "plans", "intends" and similar expressions. These statements reflect the Company's current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks, uncertainties and contingencies include, without limitation, the challenges inherent in new product development initiatives, the Company's ability to raise the capital necessary to grow its business, potential disputes concerning the Company's intellectual property, potential delays in obtaining any necessary government approvals of the Company's proposed virtually nicotine-free tobacco products, potential delays in obtaining the tobacco needed to produce the Company's proposed new products, market acceptance of the Company's proposed new products, competition from companies with greater resources than the Company and the Company's dependence on key employees. See additional discussion under "Risk Factors" in Item 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2000, and other factors detailed from time to time in the Company's other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or advise upon any such forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.